Contact:  Ray Harlin
             Chief Financial Officer
             423-510-3323

U.S. XPRESS ENTERPRISES, INC. REPORTS THIRD QUARTER RESULTS
33% Revenue Growth and Record Quarterly Earnings per Share
CHATTANOOGA, Tenn. (October 23, 2006) - U.S. Xpress Enterprises, Inc. (NASDAQ:XPRSA) today announced operating revenue and earnings for the third quarter and nine months ended September 30, 2006.

Financial Highlights
Revenue for the third quarter of 2006 increased 33.4% to $396.6 million compared with $297.2 million in the third quarter of 2005. Net income for the third quarter increased 81.9% to $7.3 million, or $0.47 per diluted share, compared with net income of $4.0 million, or $0.25 per diluted share in the prior-year period.

For the nine months ended September 30, 2006, revenue increased 28.3% to $1.09 billion from $846.3 million in the prior-year period. For the first nine months of 2006, the Company reported net income of $13.7 million, or $0.88 per diluted share, compared with net income, before a one-time pre-tax charge of $2.8 million related to the sale and exit of the Company’s airport-to-airport business, of $3.8 million, or $0.24 per diluted share, for the prior-year period. After the one-time charge, the Company reported net income of $2.4 million, or $0.14 per diluted share for the nine months ended September 30, 2005.

On February 28, 2006, the Company acquired additional equity in both Arnold Transportation and Total Transportation, increasing its ownership interest in each to 80% from 49%. Accordingly, the financial results of Arnold and Total from February 28, 2006, are included in the Company’s consolidated financial statements. Consolidated revenue, excluding fuel surcharges, and operating income for the third quarter of 2006 includes $76.8 million of revenue and $6.6 million in operating income of Arnold and Total. Results for the nine months ended September 30, 2006, include $184.2 million of revenue and $13.2 million in operating income of Arnold and Total.

Truckload Operations
During the third quarter, truckload revenue, excluding the effect of fuel surcharges, increased 29.4% to $312.0 million from $241.1 million a year ago while truckload operating income increased 51.6% to $17.7 million from $11.7 million in the third quarter of 2005. These increases were primarily driven by the contributions of Arnold and Total. Co-Chairman, Patrick Quinn, stated, “Despite weakness in the freight market and spot market pricing relative to last year, we achieved significant improvements in our truckload operating margins on both a year-over-year and sequential 2006 quarterly basis. We believe these results demonstrate the progress we have made in improving the performance of our base truckload business. The less than one percent increase in our rate per revenue mile reflects the soft spot market experienced in the third quarter of 2006 compared to the prior-year quarter, which was significantly impacted by tight truckload capacity after the hurricanes during the third quarter of 2005. All of our truckload operations have achieved meaningful year-over-year rate increases on their base contractual business.”

“The driver recruiting market remains very difficult. However, due in part to improvements in our driver turnover, our seated tractors grew sequentially from the end of the second quarter of 2006 by approximately 250 tractors. The average age of our tractor fleet continues to decline in advance of the introduction of the new higher cost and less efficient engines mandated by federal regulations beginning in 2007. Given our current delivery schedule of new tractors, we expect the average age of our tractor fleet equipped with pre-2007 emission engine to approach 1.5 years in the first quarter of 2007.”

XPRSA Reports Third Quarter Results

October 23, 2006

Xpress Global Systems
Revenue of Xpress Global Systems was essentially flat at $24.1 million for the quarters ended September 30, 2006 and 2005. Xpress Global Systems’ operating income for the third quarter was $1.5 million compared with an operating loss of $2.2 million in the prior-year quarter. The significant improvement in operating income reflects the improvement the Company has achieved in on-time customer service, pricing and yield management, operational efficiencies and reduced overhead expenditures.

Co-Chairman Max Fuller stated, “We are pleased that the contributions to earnings of Arnold and Total, the improvements achieved in the base U.S. Xpress truckload business and the sustained turnaround at Xpress Global resulted in a new record for quarterly earnings per share. We believe the diversification of our truckload business and operational improvements we have accomplished in recent years has made us less dependent on a strong freight and spot pricing market to achieve improved operating results.

“Consistent with other published reports, freight demand in October is softer than what we experienced in October of last year while spot pricing remains depressed. Further, we have not experienced the normal seasonal improvement in freight demand to the degree we would have expected by this time in the quarter. However, we believe we are much better positioned today than we were a year ago to generate improved yields from our base business and minimize the impact of a potentially softer year-over-year freight market in the fourth quarter.”

Conference Call and Webcast
U.S. Xpress Enterprises will host a conference call to discuss third quarter results on Tuesday, October 24, 2006, at 10:00 a.m. ET. The number to call for this interactive teleconference is (303) 262-2140. A replay of the conference call will be available through October 31, 2006, by dialing (303) 590-3000 and entering the confirmation number, 11074092#.

Conference Call and Webcast
U.S. Xpress Enterprises will host a conference call to discuss third quarter results on Tuesday, October 24, 2006, at 10:00 a.m. ET. The number to call for this interactive teleconference is (303) 262-2140. A replay of the conference call will be available through October 31, 2006, by dialing (303) 590-3000 and entering the confirmation number, 11074092#.

The live broadcast of U.S. Xpress Enterprises' quarterly conference call will be available online beginning at 10:00 a.m. ET on October 24, 2006, at the Company's website, www.usxpress.com, and at http://www.videonewswire.com/event.asp?id=36191&regd=n on October 24, 2006. The online replay will follow shortly after the call and continue through November 24, 2006.

U.S. Xpress Enterprises, Inc.
U.S. Xpress Enterprises, Inc. is the fifth largest publicly owned truckload carrier in the United States, measured by revenue.  The Company provides dedicated, regional, and expedited team truckload services throughout North America, with regional capabilities in the West, Midwest, and Southeastern United States.  The Company is one of the largest providers of expedited and time-definite services in the truckload industry and is a leader in providing expedited intermodal rail services. Xpress Global Systems, Inc., a wholly owned subsidiary, is a provider of transportation, warehousing, and distribution services to the floor covering industry.  The Company participates in logistics services through its joint ownership of Transplace, an Internet-based global transportation logistics company.  Additionally, U.S. Xpress has an 80% ownership interest in Arnold Transportation Services, Inc., which provides regional, dedicated, and medium length-of-haul services with a fleet of approximately 1,500 trucks, and Total Transportation of Mississippi and affiliated companies, a truckload carrier that provides medium length of haul and dedicated dry-van service with a fleet of approximately 500 trucks primarily in the Eastern United States. Additionally, please visit the Company's website at www.usxpress.com.
This press release contains certain statements that may be considered "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. In this press release, these statements include, without limitation, statements relating to freight demand, competition for drivers, tractor fleet age, improvements in the performance of truckload and Xpress Global operations, and the company’s ability to generate improved yields and withstand decreases in freight volumes. The following factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements: the risk that freight demand decreases further than we expect or that any decrease in freight demand is for an extended period of time; the risk that we will be unable to obtain the improvements in freight yields that we expect regardless of freight volumes; further increases in the compensation of or difficulty in attracting and retaining qualified drivers and independent contractors; further fluctuations in the price or availability of diesel fuel or in surcharge collection; recessionary economic cycles and downturns in customers' business cycles; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; strikes, work slow downs, or work stoppages at our facilities or at customers, ports, or other shipping related facilities; increases in interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; increased insurance premiums; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; adverse changes in claims experience and loss development factors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to execute our business strategy; our ability to grow our revenue at historical rates; the loss of one of our senior officers; our ability to finance revenue equipment purchases and other capital requirements, and to do so on acceptable terms; the risk that our substantial indebtedness and operating lease obligations could adversely impact our ability to respond to changes in our industry or business, or that we could be unable to comply with the restrictive and financial covenants contained therein; the risk that railroad service instability could increase our costs and reduce our ability to offer expedited intermodal rail service; the risk of adverse results at Arnold Transportation or Total Transportation of Mississippi that are included in our results; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the number of shares repurchased, if any; and the effects of repurchasing the shares on debt, equity, and liquidity; Readers should review and consider these factors along with our various disclosures in filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

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XPRSA Reports Third Quarter Results

October 23, 2006

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Operating Revenue:
Revenue, before fuel surcharge	$334,815	$262,623	$929,257	$763,605
Fuel surcharge	61,768	34,617	156,497	82,663
Total operating revenue	$396,583	$297,240	$1,085,754	$846,268

Operating Expenses:
Salaries, wages and benefits	129,700	100,756	359,695	295,928
Fuel and fuel taxes	90,395	60,680	245,928	161,790
Vehicle rents	18,441	17,140	56,172	51,608
Depreciation and amortization, net of gain on sale	16,123	12,015	43,792	34,545
Purchased transportation	62,287	49,041	170,556	147,130
Operating expense and supplies	25,166	18,524	69,267	57,048
Insurance premiums and claims	16,556	12,756	46,109	34,329
Operating taxes and licenses	4,338	3,614	12,329	10,348
Communications and utilities	3,313	2,600	9,791	8,203
General and other operating	10,853	10,625	32,016	33,492
Loss on sale and exit of business	177	-	577	2,787
Total operating expenses	377,349	287,751	1,046,232	837,208

Income from Operations	19,234	9,489	39,522	9,060

Interest Expense, net	4,977	2,071	12,766	5,856
Early extinguishment of debt	-	-	-	201
Equity in (income) loss of affiliated companies	(132)	(557)	427	(1,808)
Minority Interest	508	-	1,011	-
	5,353	1,514	14,204	4,249

Income Before Income Taxes	13,881	7,975	25,318	4,811

Income Tax Provision	6,609	3,976	11,587	2,457

Net Income	$7,272	$3,999	$13,731	$2,354

Earnings Per Share - basic	$0.47	$0.25	$0.90	$0.15

Weighted average shares - basic	15,314	15,908	15,320	16,117

Earnings Per Share - diluted	$0.47	$0.25	$0.88	$0.14

Weighted average shares - diluted	15,595	15,983	15,574	16,286

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XPRSA Reports Third Quarter Results

October 23, 2006

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data - Net of Fuel Surcharge Revenue)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Operating Revenue	100.0%	100.0%	100.0%	100.0%

Operating Expenses:
Salaries, wages and benefits	38.8	38.3	38.6	38.7
Fuel and fuel taxes	8.6	9.9	9.6	10.3
Vehicle rents	5.5	6.5	6.0	6.7
Depreciation and amortization, net of gain on sale	4.8	4.6	4.7	4.5
Purchased transportation	18.6	18.7	18.4	19.3
Operating expense and supplies	7.5	7.1	7.5	7.5
Insurance premiums and claims	4.9	4.9	5.0	4.5
Operating taxes and licenses	1.3	1.4	1.3	1.4
Communications and utilities	1.0	1.0	1.1	1.1
General and other operating	3.2	4.0	3.4	4.4
Loss on sale and exit of business	0.1	0.0	0.1	0.4
Total operating expenses	94.3	96.4	95.7	98.8

Income from Operations	5.7	3.6	4.3	1.2

Interest Expense, net	1.5	0.8	1.4	0.8
Early extinguishment of debt	0.0	0.0	0.0	0.0
Equity in income of affiliated companies	0.0	(0.2)	0.1	(0.2)
Minority Interest	0.1	0.0	0.1	0.0
	1.6	0.6	1.6	0.6

Income Before Income Taxes	4.1	3.0	2.7	0.6

Income Tax Provision	2.0	1.5	1.2	0.3

Net Income	2.1%	1.5%	1.5%	0.3%

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XPRSA Reports Third Quarter Results

October 23, 2006

U.S. XPRESS ENTERPRISES, INC.
KEY OPERATING FACTORS

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2006	2005	Change	2006	2005	Change
OPERATING RATIO (1)	94.3%	96.4%	-2.3%	95.7%	98.8%	-3.1%

OPERATING REVENUE:
Truckload, net of fuel surcharge (2)	$311,963	$241,147	29.4%	$861,185	$678,695	26.9%
Fuel Surcharge	61,768	34,617	78.4%	156,497	82,663	89.3%
Xpress Global Systems	24,122	24,069	0.2%	72,162	102,927	-29.9%
Inter-company	(1,270)	(2,593)	-51.0%	(4,090)	(18,017)	-77.3%
Total Operating Revenue	$396,583	$297,240	33.4%	$1,085,754	$846,268	28.3%

OPERATING INCOME (LOSS):
Truckload (2)	$17,736	$11,700	51.6%	$35,961	$20,360	76.6%
Xpress Global Systems	1,498	(2,211)	n/a	3,561	(11,300)	n/a
Total Operating Income	$19,234	$9,489	102.7%	$39,522	$9,060	336.2%

TRUCKLOAD STATISTICS: (2)
Revenue Per Mile (3)	$1.650	$1.641	0.5%	$1.608	$1.547	3.9%

Revenue Per Total Mile (3)	$1.451	$1.455	-0.3%	$1.415	$1.376	2.8%

Tractors (at end of period)-
Company Owned	6,453	4,658	38.58%	6,453	4,658	38.5%
Owner Operators	951	524	81.5%	951	524	81.5%
Total Tractors (at end of period)	7,404	5,182	42.9%	7,404	5,182	42.9%

Average Number of Tractors
in Fleet During Period	7,245	5,113	41.7%	6,612	5,034	31.3%

Average Revenue Miles Per
Tractor Per Period (3)(4)	23,566	24,495	-3.8%	72,282	74,438	-2.9%

Average Revenue Per Tractor
Per Period (3)(4)	$39,611	$41,725	-5.1%	$118,768	$118,890	-0.1%

Total Revenue Miles (5)	188,096	144,809	29.9%	530,830	432,375	22.8%

Total Miles (5)	213,921	163,289	31.0%	603,228	486,227	24.1%

Average Length of Haul	585	671	-12.8%	584	673	-13.2%

Empty Mile Percentage	12.07%	11.32%	6.6%	12.00%	11.07%	8.4%

	September 30, 2006	December 31, 2005
BALANCE SHEET DATA:
Total Assets	$851,753	$607,384
Total Equity	245,305	232,412
Long-term Debt, including	329,160	177,155
Current Maturities and Securitization

(1) Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharges, as a percentage of revenue, before fuel surcharge.
(2) Data for truckload includes data for all truckload operations, including the following from their dates of consolidation: Arnold Transportation, Inc. and Total Transportation of Mississippi, Inc. in March 2006.

(3) Net of fuel surcharge revenues.
(4) Excludes revenue and miles from expedited intermodal rail services.
(5) Includes miles of expedited intermodal rail services